                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             NEWSEDGE CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                The Board of Directors of NewsEDGE Corporation
               ------------------------------------------------
                (Name of Person(s) Filing Proxy Statement if
                          Other Than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: $_______

        ________________________________________________________________________

    (5) Total fee paid: $______

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.: Schedule 14A

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                             NEWSEDGE CORPORATION
                               80 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NewsEDGE Corporation:

  The Annual Meeting of Stockholders of NewsEDGE Corporation (the
"Corporation"), a Delaware corporation, will be held on Thursday, June 4, 1998 at 10:00 a.m., local time, at the Marriott Hotel located at 1 Mall Road, Burlington, Massachusetts 01803, for the following purposes:

    1. To reelect and reconstitute the Board of Directors of the Corporation;

    2. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on April 15, 1998 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Lawrence S. Wittenberg
                                          Secretary

Burlington, Massachusetts
April 24, 1998

                             NEWSEDGE CORPORATION
                               80 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                                PROXY STATEMENT
                                APRIL 24, 1998

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of NewsEDGE Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 4, 1998, at 10:00 a.m., local time, at the Marriott Hotel, 1 Mall Road, Burlington, Massachusetts 01803.

  Only stockholders of record at the close of business on April 15, 1998 (the "Record Date") will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. As of that date, 17,120,050 shares of common stock, $.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before its exercise by:
(i) delivering written revocation or a later dated proxy to the Secretary of the Corporation; or (ii) attending the Annual Meeting and voting in person.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  Directors are elected by a plurality of the votes cast, in person or by proxy, at the meeting. The nominees for director receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the meeting shall be elected to their respective class of directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys-in-fact in the proxies are officers and/or directors of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted as specified. Where no choice is specified, the proxy will be voted FOR the applicable proposal.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 24, 1998.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the Common Stock of the Corporation outstanding at such date; (ii) the name of each director or nominee; (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers;" and
(iv) the number of shares owned by each of such persons and all officers, directors and nominees as a group and the percentage of the outstanding shares represented thereby.

                                              SHARES
                                           BENEFICIALLY      PERCENTAGE
       NAME                                  OWNED(1)   BENEFICIALLY OWNED(2)
       ----                                ------------ --------------------
PRINCIPAL STOCKHOLDERS(3):
  Donald L. McLagan(4)....................  2,133,999          12.46%
   c/o NewsEDGE Corporation
   80 Blanchard Road
   Burlington, MA 01803
  Basil P. Regan..........................    850,500           5.00%
   6 East 43rd Street
   New York, NY 10012
DIRECTORS:
  Ellen Carnahan(5).......................    218,120           1.27%
  June Rokoff.............................     10,525              *
  Rory J. Cowan(6)........................     15,000              *
  Michael E. Kolowich(7)..................    638,783           3.62%
  William A. Devereaux(8).................    169,141           1.00%
  James D. Daniell, Ph.D.(9)..............     10,000              *
NAMED OFFICERS:
  Daniel F.X. O'Reilly, Ph.D.(10).........    234,136           1.37%
  Clifford M. Pollan(11)..................    139,475              *
  Edward R. Siegfried(12).................    129,253              *
  John L. Moss(13)........................     15,650              *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
 GROUP:
  (11 persons)(14)........................  3,713,903          20.91%

--------
  * Represents less than 1% of the outstanding shares.

 (1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

 (2) Applicable percentage of ownership as of the Record Date is based upon 17,120,050 shares of Common Stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

 (4) Includes 414,442 shares held in trust for the benefit of Mr. McLagan's two children, of which Mr. McLagan's wife is the sole trustee. Mr. McLagan disclaims beneficial ownership of such shares.

 (5) Includes 213,120 shares of Common Stock held by William Blair Venture Partners III ("WBVP"). Ms. Carnahan is a general partner of William Blair Venture Management Company, the general partner of WBVP, and may be deemed to share voting and investment power with respect to the shares held by WBVP. Ms. Carnahan disclaims beneficial ownership of such shares, except to the extent of her proportionate interests in WBVP. Also includes 5,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998 by Ms. Carnahan.

 (6) Includes 5,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

 (7) Includes 505,883 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

 (8) Includes 38,585 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

 (9) Includes 10,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

(10) Includes 30,000 shares owned by Mr. O'Reilly's spouse. Mr. O'Reilly disclaims beneficial ownership of such shares. Includes 21,143 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

(11) Includes 21,143 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

(12) Includes 21,143 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

(13) Includes 15,050 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

(14) Includes 642,947 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of April 15, 1998.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is set at seven members. The Board of Directors is divided into three classes, two of which consist of two directors each and one which consists of three directors. Each director serves for a three-year term. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  The Board of Directors has recommended that the Board of Directors be reelected and reconstituted such that each member of the Board shall be elected to serve in the class of directors following his or her name and shall hold office until the expiration of his or her term as set forth in the table below or until his or her successors have been duly elected and qualified or until his or her earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the reconstitution of the Board of Directors as set forth below.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
             A VOTE "FOR" THE REELECTION AND RECONSTITUTION OF THE
                    BOARD OF DIRECTORS AS SET FORTH BELOW.

  The following table sets forth the year such director was first elected a director, the positions currently held by each director with the Corporation, the year the director's term will expire and class of each director:

   DIRECTOR'S NAME AND YEAR                                   TERM EXPIRES AT
   DIRECTOR FIRST BECAME A    POSITION(S) WITH THE            ANNUAL MEETING  CLASS OF
           DIRECTOR           CORPORATION                         HELD IN     DIRECTOR
   ------------------------   --------------------            --------------- --------
   Donald L. McLagan.......   Chairman, President, Chief           2001          I
    1988                       Executive Officer and Director
   Michael E. Kolowich.....   Vice-Chairman and Director           2001          I
    1998
   June Rokoff.............   Director                             2001          I
    1996
   William A. Devereaux....   Director                             2000          II
    1988
   Rory J. Cowan...........   Director                             2000          II
    1993
   Ellen Carnahan..........   Director                             1999         III
    1991
   James D. Daniell........   Director                             1999         III
    1998

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the director nominees to be elected at the meeting, the directors and the executive officers of the Corporation, their ages and the positions currently held by each such person with the Corporation. Prior to the Corporation's merger with Individual, Inc. ("Individual") in February 1998, the Board of Directors consisted of Donald L. McLagan, Ellen Carnahan, A. Baron Cass, June Rokoff and Rory J. Cowan. Upon the consummation of the merger with Individual, Mr. Cass retired from the Board and Messrs. Kolowich, Devereaux and Daniell joined the Board.

            NAME                      AGE               POSITION
            ----                      ---               --------
   Donald L. McLagan................   56 Chairman, President, Chief Executive
                                          Officer and Director
   Michael E. Kolowich..............   45 Vice-Chairman and Director
   Edward R. Siegfried..............   53 Vice President--Finance and Chief
                                           Financial Officer, Treasurer
                                           and Assistant Secretary
   Clifford M. Pollan...............   41 Vice President--Sales and Marketing
   Daniel F.X. O'Reilly, Ph.D. .....   51 Vice President and Chief Technology
                                          Officer
   John L. Moss.....................   42 Vice President--Development
   Michael H. Welles................   44 Vice President--News Operations
   June Rokoff(1)...................   48 Director
   Ellen Carnahan(2)................   42 Director
   Rory J. Cowan(1)(2)..............   45 Director
   William A. Devereaux(2)..........   51 Director
   James D. Daniell(1)..............   34 Director

--------
(1)Member of Compensation Committee.

(2)Member of Audit Committee.

  Mr. McLagan is the founder of the Corporation and has been President and a director since its inception in 1988. Mr. McLagan was elected Chairman and Chief Executive Officer in June 1995. From 1985 to 1988, Mr. McLagan was Vice President and General Manager of the Information Services Division of Lotus Development Corporation, a computer software company. From 1969 to 1984, Mr. McLagan was employed by Data Resources, Inc., an economic information service company, most recently as Executive Vice President.

  Michael E. Kolowich joined the Corporation in February 1998 as Vice Chairman and Director in connection with the Corporation's merger with Individual. From September 1996 to February 1998, Mr. Kolowich served as Individual's President, Chief Executive Officer and, Chairman of the Board of Directors. Prior to joining Individual, Mr. Kolowich served from July 1996 until September 1996 as Vice President/Business Operations of Nets Inc., an Internet content provider formed in June 1996 when AT&T New Media Services, a provider of interactive online information services for business professionals, merged with Industry.Net. Mr. Kolowich served as President of AT&T New Media Services and AT&T Interchange Online Network from December 1994 until the merger with Industry.Net in June 1996. From April 1991 until December 1994, Mr. Kolowich was President of Ziff-Davis Interactive, an electronic publishing division of Ziff-Davis Publishing Company.

  Mr. Siegfried joined the Corporation in 1989 as Vice President, Treasurer and Assistant Secretary and was elected Vice President--Finance and Operations in May 1995 and Chief Financial Officer in May 1996. From 1985 to 1989, Mr. Siegfried served as the Vice President responsible for finance, administration and operations at Softbridge Microsystems, Inc., a computer software company. From 1974 to 1985, Mr. Siegfried was the Senior Vice President--Finance and Administration of Data Resources, Inc., an economic information service company. Mr. Siegfried is a certified public accountant and from 1967 to 1974 was employed by the accounting firm of Arthur Andersen LLP, most recently as Audit Manager.

  Mr. Pollan joined the Corporation in 1989 as a Vice President and was elected Vice President--Sales and Marketing in May 1995. From 1986 to 1989, Mr. Pollan was a Director of Sales at Lotus Development Corporation, a computer software company. From 1985 to 1986, Mr. Pollan was the Vice President of Sales of Isys Corporation, a financial information company, and from 1978 to 1985 was employed by Data Resources, Inc., an economic information service company, most recently as a Director of Consulting.

  Dr. O'Reilly joined the Corporation in 1989 as a Vice President and was elected Vice President-- Development in May 1995. In July 1996, Mr. O'Reilly was promoted to Vice President and Chief Technology Officer. From 1979 to 1989, Dr. O'Reilly was the Vice President of the Information System Development Group of Data Resources, Inc., an economic information service company. From 1975 to 1979, Dr. O'Reilly held various teaching positions in the Mathematics Departments of Marquette University, Simmons College and Boston College.

  Mr. Moss joined the Corporation in 1997 as Vice President--Development. From 1992 to 1996, Mr. Moss was President and Chief Executive Officer of Software House, Inc., a company specializing in real-time security control applications. Prior to that, he was a unit president for JWP, Inc., a public company specializing in construction and building management products and services. Mr. Moss is also an instructor of Computer Science at Tufts University.

  Mr. Welles joined the Corporation in February 1998 as Vice President--News Operations. From 1997 to 1998, Mr. Welles served as Vice President, Engineering at Individual. Prior to joining Individual, Inc., Mr. Welles was with Lotus Development Corp, a computer software company, where he held the position of General Manager, Next Generation Products from 1994-1997 and General Manager, Improv Product Line from 1991-1994. Mr. Welles also serves as a director of Forrester Research, a high technology market research firm.

  Ms. Rokoff has served on the Board of Directors of the Corporation since July 1996. Until December 1995, Ms. Rokoff was a Senior Vice President, Worldwide Services Group, at Lotus Development Corporation, a computer software company, where she spent ten years in management. Previous management positions at Lotus included Senior Vice President, Development, Vice President Graphics and Information Management, and General Manager, Lotus 1-2-3 Release
3. Prior to Lotus, Ms. Rokoff was the Chief Operating Officer of Isys Corporation, a financial information company, and spent thirteen years at Data Resources, Inc., an economic information service company, where she managed their software development. Since her departure from Lotus, Ms. Rokoff has served as a director of Mathsoft, Inc., a mathematics software company and various other organizations.

  Ms. Carnahan has served on the Board of Directors of the Corporation since March 1991. Ms. Carnahan has been a general partner of William Blair Venture Management L.P., a venture capital firm, and a Managing Director of William Blair Capital Management L.L.C., an investment management company, since 1988. Prior to 1988, Ms. Carnahan was Vice President of Marketing and Planning at SPSS, Inc., an applications software company.

  Mr. Cowan has served on the Board of Directors of the Corporation since May 1993. Since December 1996, Mr. Cowan has been Chairman and Chief Executive Officer of LioNBRIDGE Technologies, an international software services company. From 1991 to 1996, Mr. Cowan was an Executive Vice President of
R.R. Donnelley & Sons Company, a supplier of commercial print and print-related services. During 1995 and 1996, Mr. Cowan was also the Chief Executive Officer of Stream International, Inc., a software services company. Mr. Cowan also serves as a director of Interleaf, Inc.

  James D. Daniell, Ph.D. became a director of the Corporation in February 1998, in connection with the Corporation's merger with Individual. Dr. Daniell served on Individual's Board from 1997 until the merger.

Dr. Daniell has been Chief Executive Officer of OrderTrust LLC, an electronic commerce company, since November 1997. From February 1997 to November 1997, he served as Chief Operating Officer and Vice President of Strategy and New Business Development at AT&T Networked Commerce Services, an internet service provider. From November 1996 to February 1997, Dr. Daniell served as Vice President of Electronic Messaging and New Business Development at AT&T Easy Commerce Services. From December 1995 to November 1996, Dr. Daniell was Vice President of Corporate and New Business Development at AT&T Corporation, an information and communication services provider. Dr. Daniell served from April 1994 to December 1995 as Vice President, Business Communications Services Strategy and New Business Development, at AT&T Corporation. Prior to that, Dr. Daniell was a founder and Vice President of Business Development and Strategic Relations at Bridge Technologies, a software vendor. Dr. Daniell served from March 1991 to May 1993 as Strategic Planning Director and Vice President at UNIX Systems Laboratories. Dr. Daniell also serves as a director of LIN Television, a U.S. television chain.

  William A. Devereaux became a director of the Corporation in February 1998, in connection with the Corporation's merger with Individual. Mr. Devereaux served on Individual's Board from 1989 until the merger. Mr. Devereaux has been Managing Director of American Capital Company, a venture capital and merchant banking company, since 1988. From 1993 to 1994, Mr. Devereaux was Vice President, Strategic Planning at the Communications Division of General Instrument Corp., a creator of analog and digital systems that provide Internet/data services. Prior to that, from 1979 to 1987, Mr. Devereaux was Executive Vice President at American Cable Systems, a national provider of cable television.

  Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met seven times during the fiscal year ended December 31, 1997. Each of the directors attended at least 75% of the meetings of the Board of Directors during fiscal 1997. The Corporation established an Audit Committee and Compensation Committee during fiscal 1995. The Audit Committee of the Board of Directors, of which Messrs. Devereaux and Cowan and Ms. Carnahan are currently members, is responsible for reviewing the results and scope of audits and other services provided by the Corporation's independent auditors. The Audit Committee, which during fiscal 1997 was comprised of Ms. Carnahan and Messrs. Cowan and A. Barron Cass, met once during fiscal 1997. The Compensation Committee, whose members currently are Ms. Rokoff and Messrs. Cowan and Daniell, makes recommendations concerning the salaries and incentive compensation of executive officers, employees and consultants to the Corporation and administers the Corporation's stock plans. The Compensation Committee, which during fiscal 1997 was comprised of Ms. Rokoff and Mr. Cowan, met 5 times during fiscal 1997. The Board of Directors does not have a standing nominating committee.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

COMPENSATION OF DIRECTORS

  On January 23, 1996, the Compensation Committee of the Board of Directors approved the Director Compensation Plan. Under the Director Compensation Plan, each non-employee director receives both an annual retainer of $5,000 and a fee of $1,000 for each Board meeting physically attended. A "non-employee director," for purposes of the Director Compensation Plan, is a director who is not an employee of the Corporation and not an officer, director, general partner or employee of a securities firm, venture capital firm or other institution or corporation which, together with its affiliates, holds more than 5% of the issued and outstanding Common Stock. Directors who are employees, or who hold more than 5% of the Common Stock, receive no remuneration for serving as members of the Board or as members of Committees of the Board. Non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses associated with their attendance at Board meetings. During the fiscal year ended December 31, 1997, Messrs. Cass and Cowan and Ms. Rokoff earned $8,000, $9,000, and $9,000, respectively under the Director Compensation Plan.

  In addition, in order to provide an incentive to non-employee directors, options are granted to non-employee directors pursuant to the 1995 Non-employee Director Stock Option Plan, as amended, (the "Director Plan"). Under the Director Plan, each non-employee director receives, on the date such person is first elected to the Board, an option to purchase 20,000 shares (the "Initial Option") of the Corporation's Common Stock, vesting over four years. Subsequent to the grant of the Initial Option, each non-employee director who has attended at least 75% of the board meetings during the previous fiscal year will receive an option to purchase 2,500 shares of Common Stock per year, vesting on the first anniversary of the date of such grant. All options granted under the Director Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan will expire ten years from the date of grant.

  During the fiscal year ended December 31, 1997, Messrs. Cass and Cowan and Ms. Carnahan received options to purchase 2,500 shares at an exercise price of $9.125 per share and 20,000 shares at a price per share of $10.438 pursuant to the Director Plan.

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Corporation in all capacities during the fiscal years ended December 31, 1997, 1996, and 1995 to
(i) the Corporation's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Corporation who received total annual salary and bonus in excess of $100,000 in fiscal 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                                     ------------
                               ANNUAL COMPENSATION    SECURITIES
   NAME AND PRINCIPAL         ---------------------   UNDERLYING     ALL OTHER
        POSITION         YEAR  SALARY  BONUS ($)(1)  OPTIONS (#)  COMPENSATION(2)
   ------------------    ---- -------- ------------  ------------ ---------------
Donald L. McLagan....... 1997 $147,500   $18,925           --         $  760
 Chairman, President,
  Chief                  1996  135,300    16,500           --            760
 Executive Officer and
  Director               1995  124,150       --            --            739
Edward R. Siegfried..... 1997  147,500    18,925        45,000(4)        760
 Vice President--Finance
  and Chief Financial    1996  135,300    16,500           --            760
 Officer, Treasurer and
  Assistant Secretary    1995  124,150       --            --            739
Clifford M. Pollan...... 1997  147,500    41,650        45,000(4)        760
 Vice President--Sales
  and                    1996  135,300    40,571           --            760
 Marketing               1995  124,150    23,661(3)        --            739
Daniel F.X. O'Reilly.... 1997  147,500    18,925        45,000(4)      1,770
 Vice President and
  Chief                  1996  135,300    16,500           --          1,624
 Technology Officer      1995  124,150       --            --          1,490
John M. Moss(5)......... 1997  150,000    18,925        50,000(4)        --
 Vice President--        1996      --        --            --            --
 Development             1995      --        --            --            --

--------
(1) Includes bonuses earned with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year.

(2) Represents matching contributions made by the Corporation to the Named Executive Officer under the Corporation's 401(k) plan.

(3) Amount disclosed is $4,843 lower than the amount disclosed in the Corporation's 1996 Proxy Statement for fiscal 1995. The difference is due to an adjustment from an estimate to an actual payout.

(4) Includes options granted pursuant to the repricing of options described under the caption "Option Repricing" and disclosed in the table "Ten Year Option Repricing" set forth below.

(5) Mr. Moss joined the Corporation in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides certain information concerning grants of options to purchase the Corporation's Common Stock made during the year ended December 31, 1997 to each of the Named Executive Officers. No stock appreciation rights ("SARs") were granted during fiscal year ended December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                          NUMBER OF   PERCENT OF TOTAL                         GRANT
                          SECURITIES    OPTIONS/SARS                            DATE
                          UNDERLYING      GRANTED      EXERCISE OR            PRESENT
                         OPTIONS/SARS   TO EMPLOYEES   BASE PRICE  EXPIRATION VALUE(1)
   NAME                    GRANTED     IN FISCAL YEAR   ($/SHARE)     DATE      ($)
   ----                  ------------ ---------------- ----------- ---------- --------
Donald L. McLagan.......       --             --            --          --         --
Edward R. Siegfried.....    35,000          3.44%         8.625     1/23/06   $258,300
                            10,000                       10.438     7/29/07
Daniel F.X. O'Reilly....    35,000          3.44%         8.625     1/23/06   $258,300
                            10,000                       10.438     7/29/07
Clifford M. Pollan......    35,000          3.44%         8.625     1/23/06   $258,300
                            10,000                       10.438     7/29/07
John M. Moss............    42,500          3.82%         8.625     2/13/07   $287,000
                             7,500                       10.438     7/29/07

--------
(1) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 3-6 years, volatility at .65, interest rate at (5.59-6.80%). The real value of the options in this table depends upon the actual performance of the Corporation's stock during the applicable period.

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information as to options exercised in 1997 by the Named Executive Officers, the value realized upon such exercises and the value of options held by such officers at year end based on the closing price of the Corporation's Common Stock on December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT              IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR-END                  FISCAL YEAR-END
                                                  ------------------------- ---------------------------------------
                         SHARES ACQUIRED  VALUE
NAME                       ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE ($)(1) UNEXERCISABLE ($)(1)
----                     --------------- -------- ----------- ------------- ------------------ --------------------
Donald L. McLagan.......        --          --         --           --              --                   --
Edward R. Siegfried.....        --          --      17,498       27,502           8,749                8,751
Daniel F.X. O'Reilly....        --          --      17,498       27,502           8,749                8,751
Clifford M. Pollan......        --          --      17,498       27,502           8,749                8,751
John M. Moss............        --          --         -0-       50,000             -0-               21,250

--------
(1) Value is based on the difference between the option exercise price and the fair market value at December 31, 1997 ($9.125 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.

OPTION REPRICING

  The following table sets forth information concerning the repricing of stock options held by certain executive officers of the Company since August 11, 1995, the date of the Company's initial public offering, including (i) the date of repricing; (ii) the number shares subject to repricing; (iii) the market price at the time of repricing; (iv) the exercise price prior to repricing ; (v) the new exercise price; and (vi) the original option term remaining at the date of repricing.

                          TEN YEAR OPTION REPRICINGS

                                    NUMBER OF                                            LENGTH OF
                                    SECURITIES  MARKET PRICE                           ORIGINAL TERM
                                    UNDERLYING   OF STOCK AT  EXERCISE PRICE           REMAINING AT
                                   OPTIONS/SARS    TIME OF      AT TIME OF      NEW       DATE OF
                          DATE OF  REPRICED OR  REPRICING OR   REPRICING OR  EXERCISE  REPRICING OR
   NAME                  REPRICING AMENDED (#)  AMENDMENT ($) AMENDMENT ($)  PRICE ($)   AMENDMENT
   ----                  --------- ------------ ------------- -------------- --------- -------------
Edward R. Siegfried.....  6/18/97     35,000        8.625         24.00        8.625     8.5 years
 Vice President--Finance
 and Chief Financial
 Officer, Treasurer and
 Assistant Secretary
Clifford M. Pollan......  6/18/97     35,000        8.625         24.00        8.625     8.5 years
 Vice President--Sales
 and Marketing
Daniel F. X. O'Reilly...  6/18/97     35,000        8.625         24.00        8.625     8.5 years
 Vice President and
 Chief Technology
 Officer
John M. Moss............  6/18/97     42,500        8.625         14.13        8.625     9.7 years
 Vice President--
 Development

COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

  On June 18, 1997, the Compensation Committee of the Board of Directors of the Corporation which at such time consisted of Mr. Cowan and Ms. Rokoff, (the "Compensation Committee") and the Board approved a reduction in exercise price of certain outstanding stock options held by current employees of the Company who had options with exercise prices greater than $8.625 per share, the fair market value of the Company's Common Stock on June 18, 1997. These repriced options had exercise prices ranging from $9.13 to $24.00 per share. All other terms and conditions of these options, including vesting schedules and expiration dates, remained unchanged.

  As set forth in the Company's stock option plans, stock options are intended to provide incentives to the Company's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivated key employees who are critical to the Company's long-term success. The Compensation Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Company's Common Stock did not provide meaningful incentives to the employees holding these options. Inquiries conducted indicated that other companies in the electronic publishing industry have been confronted with this problem and have made similar adjustments in option prices to motivate their employees. The Compensation Committee approved the repricing of these options as a means of ensuring the optionees will continue to have meaningful equity incentives to work toward the success of the Company. The adjustment was deemed by the Compensation Committee to be in the best interest of the Company and its shareholders.

  Respectfully submitted by the Compensation Committee of the Board of Directors.

                                          RORY J. COWAN
                                          JUNE ROKOFF

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

  This report is submitted by the Compensation Committee. The Compensation Committee during fiscal year 1997 was comprised of Ms. Rokoff and Mr. Cowan, both of whom are non-employee directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Corporation's stock plans and reviewing and approving compensation matters concerning the executive officers, employees and consultants to the Corporation.

  Cash Compensation. Mr. McLagan, Mr. Siegfried, Mr. Pollan and Dr. O'Reilly each received identical base salaries of $147,500 in 1997. Additionally, Mr. Moss received a salary of $150,000 in 1997. The identical salaries of Messrs. McLagan, Siegfried, Pollan and O'Reilly reflect the Corporation's philosophy that executive officers perform different but equally important functions in the Corporation's performance. To attract new executive officers, such as Mr. Moss, the Corporation has had to make exceptions in this policy, but the Compensation Committee has substantially followed this philosophy in setting base salary for the Corporation's executive officers in 1998.

  The Compensation Committee attempts to keep the base salary for the Corporation's executive officers competitive by comparing it with those of other companies in the computer software industry and other companies with similar market capitalizations. However, the Corporation believes that the base salaries paid to its executive officers are substantially lower than those in such companies. The Compensation Committee's goal is to align the interests of the Corporation's executive officers with its stockholders by incenting them through performance based bonuses and equity compensation. The Compensation Committee determines any increases in the base salary based on the Corporation's performance.

  On February 13, 1997, the Compensation Committee of the Board of Directors approved a short-term cash incentive compensation plan (the "Planning Group Bonus Plan"), which provides that the executive officers, along with other designated members of senior management, receive bonuses based upon the Corporation's financial performance in the current fiscal year. Each executive officer's bonus may range from zero to a maximum amount determined by reference to the final audited financial statements of the Corporation. During the fiscal year ended December 31, 1997, Mr. McLagan, Mr. Siegfried, Mr. Pollan, Mr. Moss and Dr. O'Reilly each earned a bonus of $18,925 pursuant to the Planning Group Bonus Plan. Mr. Pollan received in 1997, in addition to his base salary and bonus, a commission which was based on a formula relating to the Corporation's new and renewal sales in that year.

  Equity Compensation. The Corporation's equity compensation program is designed to provide long-term incentives to executive officers to encourage executive officers to remain with the Corporation and to provide executives with the opportunity to obtain significant, long-term stock ownership. The Compensation Committee generally grants options that become exercisable over a four-year period and only grants stock options with exercise prices equal to the fair market value of the Common Stock on the date of grant. In 1997, pursuant to the 1995 Stock Plan, the Compensation Committee granted 10,000 non-qualified stock options to each of Mr. Pollan, Mr. Siegfried and Dr. O'Reilly and 7,500 non-qualified stock options to Mr. Moss.

  The Compensation Committee's philosophy has been to grant options to its executive officers in equal amounts, similar to the philosophy underlying the cash compensation program for executive officers. Again, should this practice cease to attract and retain qualified executives, the Compensation Committee will reevaluate the practice.

  Mr. McLagan's Equity Compensation. As discussed above, it has been the philosophy of the Compensation Committee to compensate Mr. McLagan equally with other executive officers. Mr. McLagan did not receive equity compensation in 1997 due to his level of stock ownership. However, subsequent to the Corporation's merger with Individual, the Compensation Committee has determined that equity compensation will serve as an appropriate performance incentive for Mr. McLagan and has granted him options in 1998.

  Other Benefits. The Corporation also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan under which employees may purchase Common Stock at a discount. The Corporation also maintains insurance and other benefit plans for its employees.

  Tax Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation cannot deduct compensation in excess of $1 million paid to any of the Named Executive Officers, unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. The Compensation Committee believes that compensation deductions attributable to options granted under the Corporation's 1995 Stock Plan currently qualify for an exception to the requirements of Section 162(m). It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible by the Corporation for United States federal income tax purposes.

  Respectfully submitted by the Compensation Committee of the Board of Directors

                                          JUNE ROKOFF
                                          RORY J. COWAN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Interlocks. The Corporation's Compensation Committee of the Board of Directors currently consists of Ms. Rokoff and Messrs. Cowan and Daniell. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of which either Ms. Rokoff or Messrs. Cowan and Daniell is an executive officer.

  Employment Agreement with Mr. Kolowich. In connection with the Corporation's merger with Individual, the Corporation entered into an employment agreement with Michael E. Kolowich, the Corporation's Vice-Chairman and a Director of the Corporation and formerly the Chairman, President and Chief Executive Officer of Individual. Under this employment agreement, Mr. Kolowich will serve as a full-time senior executive to the Corporation for a term from February 24, 1998 (the effective date of the merger with Individual (the "Effective Date") until April 30, 1998 (the "Transition Period"). From May 1, 1998 until the third anniversary of the Effective Date, Mr. Kolowich will serve as a senior executive consultant to the Corporation (the "Remaining Term"). Furthermore, during the term of his employment agreement, the Corporation shall take all action necessary and proper to cause Mr. Kolowich to be elected to the Corporation's Board of Directors and to serve as the Vice-Chairman of the Corporation. Pursuant to the employment agreement, Mr. Kolowich will receive a salary at the annual rate of $250,000 during the Transition Period and at an annual rate of $50,000 during the Remaining Term, or until Mr. Kolowich accepts full time employment with a third party. Mr. Kolowich is eligible to participate in the benefits plans maintained by the Corporation during the term of the employment agreement. Also, under the terms of the employment agreement, Mr. Kolowich will be bound by non-competition and non-disclosure requirements. Upon the Effective Date, the Corporation assumed all stock options then held by Mr. Kolowich all of which became immediately exercisable, with the exception of 784 shares.

STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering on August 11, 1995 through December 31, 1997, with the cumulative total return for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Services Stock Index (the "Nasdaq Computer Index"). The comparison assumes $100 were invested on August 11, 1995 in the Corporation's Common Stock at the $15.00 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                NEWSEDGE CORPORATION, NASDAQ STOCK MARKET INDEX
                        AND NASDAQ COMPUTER INDEX(1)(2)


                         8/11/95 9/29/95 12/29/95 3/29/96 6/28/96 9/30/96 12/31/96 3/31/97 6/31/97 9/39/97 12/31/97

Nasdaq Composite           100    104.08   105.35   110.27  119.28  123.52   129.59  122.47  144.92  169.44   158.93

Nasdaq Computer            100    101.62   106.19   111.17  123.57  126.03   131.14  121.67  156.01  170.62   161.05

NewsEdge Corporaton        100    231.67   163.33   245     221.67  193.33   128.33   85      72.5    68.33    60.83


--------
(1) Prior to August 11, 1995 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This chart is not "solicited material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Corporation under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on this graph was obtained from the Nasdaq Stock Market and the Nasdaq Stock Market and the Nasdaq Computer indices were prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago, a source believed to be reliable, although the Corporation is not responsible for any errors or omissions in such information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                             CERTAIN TRANSACTIONS

  William Blair & Corporation, an affiliate of William Blair Venture Partners III ("Blair"), is a customer of the Corporation and was billed an aggregate of approximately $76,000 in NewsEDGE subscriber fees in the year ended December 31, 1997. Ms. Carnahan, a general partner of Blair, serves on the Board of Directors of the Corporation.

  Employment Agreement with Mr. Kolowich. In connection with the Corporation's merger with Individual, the Corporation has entered into an employment agreement with Michael E. Kolowich, the Corporation's Vice-Chairman and a Director of the Corporation and formerly the Chairman, President and Chief Executive Officer of Individual. Under this employment agreement, Mr. Kolowich will serve as a full-time senior executive consultant to the Corporation for a term from February 24, 1998 (the effective date of the merger with Individual (the "Effective Date") until April 30, 1998 (the "Transition Period"). From May 1, 1998 until the third anniversary of the Effective Date, Mr. Kolowich will continue to serve as a senior executive consultant to the Corporation (the "Remaining Term"). Furthermore, during the term of his employment agreement, the Corporation shall take all action necessary and proper to cause Mr. Kolowich to be elected to the Corporation's Board of Directors and to serve as the Vice-Chairman of the Corporation. Pursuant to the employment agreement, Mr. Kolowich will receive a salary at the annual rate of $250,000 during the Transition Period and at an annual rate of $50,000 during the Remaining Term, or until Mr. Kolowich accepts full time employment with a third party. Mr. Kolowich is eligible to participate in the benefits plans maintained by the Corporation during the term of the employment agreement. Also, under the terms of the employment agreement, Mr. Kolowich will be bound by non-competition and non-disclosure requirements. Upon the Effective Date, the Corporation assumed all stock options then held by Mr. Kolowich all of which became immediately exercisable, with the exception of 784 shares.

  On June 18, 1997, the Compensation Committee of the Board of Directors repriced all outstanding stock options of the Corporation which had an exercise price per share greater than $8.625, including options held by certain of the executive officers of the Corporation. See "Option Repricing".

                                  PROPOSAL 2

                            APPOINTMENT OF AUDITORS

  The Board of Directors proposes that the firm of Arthur Andersen LLP ("Arthur Andersen"), independent certified public accountants, be appointed to serve as auditors for the fiscal year ending December 31, 1998. The ratification of this selection is not required under the laws of the State of Delaware, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. Arthur Andersen has served as the Corporation's accountants since 1988. It is expected that a member of Arthur Andersen will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 1997 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1997.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended for inclusion in the proxy statement to be furnished to all Stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than December 23, 1998. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to NewsEDGE Corporation, 80 Blanchard Road, Burlington, Massachusetts 01803, attention: Secretary.

                          INCORPORATION BY REFERENCE

  To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Report of Compensation Committee of Board of Directors on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting Stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some Stockholders in person or by mail, telephone or telegraph following the original solicitation.

  The contents and the sending of this proxy statement has been approved by the Board of Directors of the Corporation.

                                  DETACH HERE

                                     PROXY

                             NEWSEDGE CORPORATION

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald L. McLagan and Edward R. Siegfried, and each of them with full power of substitution to vote all shares of stock of NEWSEDGE CORPORATION (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 4, 1998, at 10:00 a.m. local time at the Marriott Hotel, 1 Mall Road, Burlington, Massachusetts 01803, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 24, 1998, a copy of which has been received by the undersigned.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF A RE-ELECTION AND RECONSTITUTION OF THE BOARD OF DIRECTORS AND IN FAVOR OF THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

-----------                                                          -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE


[X] Please mark votes as in this example


    The Board of Directors recommends a vote for the following proposals:

    1. To approve the reelection and reconstitution of the Board of Directors of the Corporation.

        Nominees:  Donald L. McClagan, Michael E. Kolowich, June Rokoff,
                   William A. Devereaux, Rory J. Cowan, Ellen Carnahan, James D. Daniell

             FOR                WITHHELD
             [ ]                  [ ]

        [ ]
           ---------------------------------------
           For all nominees except as noted above



    2. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the Corporation for the fiscal year ending
        December 31, 1998.

             FOR           AGAINST         ABSTAIN
             [ ]             [ ]             [ ]

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                               Please sign you name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporation.

Signature:                                  Date:
          --------------------------------       ----------------------

Signature:                                  Date:
          --------------------------------       ----------------------